Exhibit 2

CALL AGREEMENT

           This CALL AGREEMENT (the “Agreement”), dated as of June 18, 2004 is made by and among Whitehall Street Global Real Estate Limited Partnership 2001, located at 85 Broad Street, New York, New York 10004, Whitehall Parallel Global Real Estate Limited Partnership 2001, located at 85 Broad Street, New York, New York 10004, Whitehall Street Global Employee Fund 2001, L.P., located at 85 Broad Street, New York, New York 10004 (collectively “Whitehall”) and Colony Resorts LVH CoInvestment Voteco, LLC (the “Coinvestment Voteco”), located at 1999 Avenue of the Stars, Suite 1200, Los Angeles, California 90067.

           WHEREAS, Coinvestment Voteco is a party to that certain Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”) of Colony Resorts LVH Acquisition LLC (“Acquisition LLC”) and has an ownership interest in certain Class A voting units of Acquisition LLC (the “Class A Shares”);

           WHEREAS, Whitehall is a limited partner of Colony Resorts LVH Co-Investment Partners, L.P. (the “Partnership”), pursuant to that certain Agreement of Limited Partnership of the Partnership, and the Partnership is a party to the Operating Agreement and will purchase an ownership interest in certain Class B non-voting units of Acquisition LLC (the “Class B Shares”)

           WHEREAS, the parties hereto agree and acknowledge that the gaming operations of Acquisition LLC are subject to the licensing and regulatory control of the State Gaming Control Board, the Nevada Gaming Commission and other relevant regulatory bodies, (the “Nevada Gaming Authorities”) and the laws, regulations and supervisory procedures of the Nevada Gaming Authorities require that Acquisition LLC and all persons holding in excess of ten percent (10%) of the voting interests in, or otherwise controlling Acquisition LLC, be licensed by the Nevada Gaming Authorities;

           WHEREAS, Whitehall is seeking all necessary approvals and licenses by the Nevada Gaming Authorities (the “Approvals”) to permit (i) any one of Stuart Rothenberg, Brahm Cramer and/or Jonathan Langer (or an alternative manager of Whitehall in their stead, if such alternative manager is another managing director of Goldman Sachs & Co. with comparable seniority) (collectively the “Whitehall Managers”) to be appointed as a member of the board of directors of Acquisition LLC and (ii) the purchase at cost by the Whitehall Managers (or a special purpose vehicle wholly-owned and controlled by them) of a portion of the Class A Shares held by Coinvestment Voteco, from Coinvestment Voteco; and

           WHEREAS, if Whitehall is successful in obtaining the Approvals, Coinvestment Voteco has agreed to sell to Whitehall certain Class A Shares on the terms and subject to the conditions set forth herein.

           NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

ARTICLE I
CALL RIGHT

           1.01.   Whitehall Call. The Whitehall Managers (or a special purpose vehicle wholly-owned and controlled by the Whitehall Managers) at any time after their receipt of the Approvals, will have the right to purchase a pro rata share of the Class A Shares, from Coinvestment Voteco, based on Whitehall’s indirect percentage interest of the total equity investment in Acquisition LLC (the “Call Interest”) (but subject to pro rata dilution with Coinvestment Voteco and Colony Resorts LVH Voteco, LLC for any

other equity interests issued by Acquisition LLC) for a purchase price equal to the Coinvestment Voteco’s cost of the Call Interest, in immediately available funds.

           1.02.   Exercise Procedure. In order to exercise the right to purchase the Call Interest, the Whitehall Managers must deliver a written notice to Coinvestment Voteco stating the intention of the Whitehall Managers to so exercise. Such purchase shall occur on a date mutually agreed to between Whitehall and Coinvestment Voteco and in any event within twenty (20) days after the date of the notice.

           1.03.   Payment. If Coinvestment Voteco elects to receive the funds by wire transfer, it must deliver wire transfer instructions at least two (2) business days prior to the agreed upon purchase date.

ARTICLE II
MISCELLANEOUS

           2.01.   Further Assurances. At any time and from time to time after the date hereof and without further consideration, each of the parties hereto shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other parties hereto may reasonably require from time to time for the purpose of giving full effect to this Agreement.

           2.02.   CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

           2.03.   Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatories to the original or the same counterpart.

           2.04.   Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. No party hereto may assign the benefit of this Agreement to any third party without the consent of the other parties hereto.

           2.05.   Binding Agreement. This Agreement and all terms, provisions and conditions hereof shall be binding upon the parties hereto, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, to their respective heirs, executors, personal representatives, successors and lawful assigns.

           2.06.   Entire Agreement. This Agreement contains the entire understanding among the parties hereto and supersedes all prior written or oral agreements among them respecting the within subject matter, unless otherwise provided herein.

           2.07.   No Third Party Rights. This Agreement is intended solely for the benefit of the parties hereto and, except as expressly provided to the contrary in this Agreement, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.

           2.08.   Headings. All section headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.

           2.09.   Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, the singular shall include the plural, and vice versa, as the context may require.

           2.10.   Notices. Any notice to be sent under this Agreement shall be sent to the addressees set forth above.

           2.11.   Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

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           IN WITNESS WHEREOF, this Agreement is executed as of the date set forth above.

COLONY RESORTS LVH COINVESTMENT VOTECO, LLC By: /s/ Nicholas L. Ribis Name: Nicholas L. Ribis Title: Manager

WHITEHALL STREET GLOBAL REAL ESTATE LIMITED PARTNERSHIP 2001 By: WH Advisors, L.L.C. 2001 General Partner By: /s/ Jonathan Langer Name: Jonathan Langer Title: Managing Director

WHITEHALL PARALLEL GLOBAL REAL ESTATE LIMITED PARTNERSHIP 2001 By: WH Parallel Advisors, L.L.C. 2001, General Partner By: /s/ Jonathan Langer Name: Jonathan Langer Title: Managing Director

WHITEHALL STREET GLOBAL EMPLOYEE FUND 2001, L.P. By: Whitehall Street Employee Funds 2001 GP, L.L.C., General Partner By: /s/ Jonathan Langer Name: Jonathan Langer Title: Managing Director

[Call Agreement Signature Page]